FORM 4


Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)


UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.
Name and Address of Reporting Person

DeSTEFANO,  JAMES          L.
(Last)     (First)     (Middle)

PO Box 253
(Street)

Lake Winola   PA   18625
(City)     (State)     (Zip)

2.
Issuer Name and Ticker or Trading Symbol
EMCEE BROADCAST PRODUCTS INC.
"ECIN"

6.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

X Director
X Officer - President/CEO

3.
I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.
Statement for Month/Year
August, 2001

5.
If Amendment, Date of Original (Month/Year)

7.
Individual or Joint/Group Filing (Check Applicable Line)
X   Form filed by One Reporting Person

___ Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned 1.
Title of Security


2.
Transaction Date
(Month/Day/Year)


3.
Transaction Code


4.
Securities Acquired (A) or Disposed of (D)


5.
Amount of Securities Beneficially Owned at End of Month


6.
Ownership Form: Direct (D) or Indirect (I)

7.
Nature of Indirect Beneficial Ownership

Code
V
Amount
(A) or (D)
Price



Common stock
08/03/01
P
V
1,500
A
$0.9993
D

Common stock
08/03/01
P
V
500
A
$1.0297
D

Common stock
08/15/01
P
V
500
A
$0.95
D

Common stock
08/17/01
P
V
500
A
$1.06
31,976
D

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.
Title of Derivative Security


2.
Conversion or Exercise Price of Derivative Security

3.
Transaction Date
(Month/Day/Year)

4.
Transaction Code


5.
Number of Derivative Securities Acquired (A) or Disposed of (D)


6.
Date Exerciseable and Expiration Date
(Month/Day/Year)

7.
Title and Amount of Underlying Securities


8.
Price of Derivative Security


9.
Number of Derivative Securities Beneficially Owned at End of Month


10.
Ownership Form of Derivative Securities Beneficially Owned at End of Month


11.
Nature of Indirect Beneficial Ownership

Code
V
(A)
(D)
Date Exercisable
Expiration Date
Title
Amount or Number of Shares


/s/ James L. DeStefano
Signature of Reporting Person

Date:  August 31, 2001